PRESS RELEASE

  PanAgra International Corporation Announces the Acquisition of a Controlling
         Interest in a Chinese Environmental Protection Vehicle Company

PanAgra International Corporation

         New York, New York, April 27, 2001/ -- PanAgra International Corporation today announced that it and its newly-formed subsidiary Minghua Acquisition Corp., a Delaware corporation ("Acquisition Corp."), have entered into a stock purchase agreement (the "Agreement") with Mr. Li Chuquan and Mr. Chan Kuen Kwong (collectively, the "Sellers") relating to the purchase by Acquisition Corp. of all of the outstanding capital stock of Ming Hua Group International Holding (Hong Kong) Limited, a corporation existing under the laws of the Hong Kong Special Administrative Region of the Peoples Republic of China ("Ming Hua Group International"). Ming Hua Group International holds, as its only asset, an 85% equity interest in Shenzhen Minghua Environmental Protection Vehicles Co., Ltd, a corporation existing under the laws of the Peoples Republic of China (the "Environmental Vehicle Company"). Pursuant to the Agreement, Acquisition Corp. is obligated to pay a $1,000,000 deposit to the Sellers within fifteen days and to deliver to the Sellers 28,000,000 shares of PanAgra Common Stock at the closing of the transactions contemplated by the Agreement (the "Closing"). PanAgra will fund such cash amount and issue such shares on behalf of Acquisition Corp. as a capital contribution to Acquisition Corp. The deposit will be returned to Acquisition Corp. if the Closing does not occur unless the failure to close results from a breach of the Agreement by PanAgra or the Acquisition Corp. The Closing is subject to various conditions including the completion of a due diligence investigation by PanAgra and Acquisition Corp. of Ming Hua Group International and the Environmental Vehicle Company. From and after the Closing, PanAgra will indirectly control the Environmental Vehicle Company.

         The Environmental Vehicle Company is the owner of patented technology relating to hybrid vehicles powered by a combination of a combustion diesel engine and an electric power system (the "Minghua Hybrid Vehicle"). The Environmental Vehicle Company is initially focusing its efforts on the Chinese public transportation sector. Minghua Hybrid Vehicles consist of four models (coaches and mini-buses) that can be used in this sector. The Environmental Vehicle Company has not made any sales of Minghua Hybrid Vehicles to date, however, it has entered into 4 non-binding letters of intent for the sale of up to 110 coaches.

         The Environmental Vehicle Company believes that the Minghua Hybrid Vehicle differs from other environmentally protective vehicles offered in the Chinese market for the following reasons: (a) the Minghua Hybrid Vehicle offers an automatic switch which allows the vehicle to select the optimal type of energy (diesel or electric) for different types of travel, (b) the Minghua Hybrid Vehicle operates with a parallel composite power system (i.e., the diesel
engine  and  the   electric   power  system  can  be  used   alternatively   and
independently, depending on the given conditions), (c) the Minghua Hybrid Vehicle achieves a "zero-emission" level while operating on its battery, (d) the battery used by the Minghua Hybrid Vehicle recharges when the vehicle is running on diesel fuel, (e) the Minghua Hybrid Vehicle complies with European II Discharge Standards. The Minghua Hybrid Vehicle is the first of its kind in China and may become a leading technology on a global scale.
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         At the Closing Mr. Li Chuquan  will  obtain a  controlling  interest in
PanAgra. As soon as practical after the Closing, PanAgra intends to change its name to Minghua Group International Holdings Limited and at such time, PanAgra intends to increase the size of its board and to appoint Mr. Li Chuquan, the Chairman of Ming Hua Group International and the Environmental Protection Vehicle Company, as chairman of PanAgra.

         Statements included in this press release, which are not historical in nature, including, without limitation, statements regarding (i) the ability of PanAgra and Acquisition Corp. to effect the Closing and the actions referred to in this press release to be taken after the Closing, (ii) the viability of the Environmental Vehicle Company's patent and its ability to exploit such patent and (iii) the ability of the Environmental Vehicle Company to enter into binding agreements for the sale of its vehicles, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the acquisition of Ming Hua Group International, the company's future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward looking statements, including unforeseen results of the Company's due diligence review, the inability of PanAgra to obtain necessary governmental (including foreign) and third party consents, the inability of PanAgra to raise additional capital and the emergence of additional competing technologies. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of PanAgra nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualifications under the securities laws of any such state.

SOURCE PanAgra International Corporation